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                                                                    Exhibit 99.1

Contact:   Norris Nissim                 Mark Semer or Jim Fingeroth
           General Counsel               Kekst and Company
           (212) 332-8437                (212) 521-4800

           BKF CAPITAL GROUP AND JOHN LEVIN STRUCTURE NEW RELATIONSHIP
          PROVIDING FOR TRANSITION TO A NEW CEO; CONTUING RELATIONSHIP
                            BETWEEN MR LEVIN AND BKF

August 23, 2005 - BKF Capital Group, Inc. (NYSE:BKF) today announced that it has reached an agreement with John A. Levin, the firm's current Chief Executive Officer, which provides for a continuing relationship between Mr. Levin and the Company. Mr. Levin will continue as Chief Executive Officer until the earlier of October 1, 2005 or the retention of a successor.

As previously disclosed, BKF has retained an executive search firm and is actively seeking a successor to Mr. Levin as CEO. BKF stated that it hopes to finalize the selection of a new CEO in the near future.

Under the terms of Mr. Levin's agreement, Mr. Levin will serve as Chairman Emeritus (a non-voting advisor to the Board of Directors) and as a consultant to the company. In addition, he will be involved in a new investment management venture in which BKF will have an economic interest. Under the arrangement, Mr. Levin's new venture will be permitted to solicit certain clients of the firm (representing approximately $2.5 billion of the firm's $12.4 billion in assets under management as of June 30, 2005) and occupy space at the Company's headquarters. Mr. Levin will also be authorized to hire a limited number of the firm's employees closely involved with the management and administration of the accounts he will be authorized to solicit.

The Company stated that it remains committed to developing long term arrangements with key personnel and noted that under the terms of the agreement with Mr. Levin, he will be subject to non-solicitation provisions ranging from fifteen months to three years with respect to all other clients and employees of the firm.

Mr. Levin has committed to invest $5 million for at least one year following his departure in an account to be managed on a discretionary basis by BKF's long-only investment team.

Mr. Levin stated: "BKF has a strong investment team in which I have every confidence as an investor. As a significant shareholder, I recognize that BKF has developed a valuable platform for a variety of investment products, and the next Chief Executive Officer will have the opportunity to guide the firm to fulfill its potential. In my new roles, I will have the opportunity to contribute to the development of BKF and to help build shareholder value."

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Warren Lichtenstein, a member of the Board of Directors of the Company, stated:
"We have reached an agreement that seeks to allow everyone to move forward in a constructive and collaborative way. The Company remains focused on providing strong investment products, performance and service to its clients and on developing equity and performance based compensation programs that align the interests of employees with those of clients and shareholders."

Anson Beard, Jr., Chairman of the Board of Directors, stated: "The entire board of directors thanks John Levin for his efforts in building this business. We are pleased to be entering into a relationship that will provide continuity, and we look forward to retaining a new CEO shortly."

BKF Capital Group operates primarily through its subsidiary John A. Levin & Co., Inc. Founded in 1982, John A. Levin & Co., Inc., is a New York-based investment management firm. As of June 30, 2005, the firm had approximately $12.4 billion under management. Clients include U.S. and foreign individuals, their related trusts and charitable organizations, college endowments, foundations, registered investment funds, and pension and profit-sharing plans.

This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of BKF and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). For those statements, BKF claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are based on BKF's current expectations and are susceptible to a number of risks, uncertainties and other factors, and BKF's actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: retention and ability of qualified personnel; the performance of the securities markets and of value stocks in particular; the investment performance of client accounts; the retention of significant client and/or distribution relationships; competition; the existence or absence of adverse publicity; changes in business strategy; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; and other risks and uncertainties referred to in this document and in BKF's other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond BKF's control. BKF will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is BKF's policy generally not to make any specific projections as to future earnings, and BKF does not endorse any projections regarding future performance that may be made by third parties.